
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the Balance
Sheet and Statement of Income and is qualified in its entirety by reference to such financial statements
</LEGEND>
<CIK> 0000786622
<NAME> KRUPP INSURED PLUS LTD PARTNERSHIP

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1996
<PERIOD-END>                               DEC-31-1996
<CASH>                                       1,757,197
<SECURITIES>                                69,893,003<F1>
<RECEIVABLES>                                  517,476
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             1,105,847<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              73,273,523
<CURRENT-LIABILITIES>                           18,468
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                    72,254,671<F3>
<OTHER-SE>                                   1,000,384<F4>
<TOTAL-LIABILITY-AND-EQUITY>                73,273,523
<SALES>                                              0
<TOTAL-REVENUES>                             7,216,716<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             1,887,368<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              5,329,348
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          5,329,348
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 5,329,348
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $42,745,790 and
Mortgaged-Backed Securities ("MBS") of $27,147,213.
<F2>Includes prepaid acquisition fees and expenses of $5,029,625 net of accumulated amortization of $4,196,787 and prepaid participation servicing fees of
$1,075,650 net of accumulated amortization of $802,641
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($194,008) and Limited Partners equity of $72,448,679.
<F4>Unrealized gain on MBS
<F5>Represents interest income on investments in mortgages and cash
<F6>Includes $1,095,679 of amortization of prepaid fees and expenses
<F7>Net income allocated $159,880 to the General Partners and $5,169,468 to the
Limited Partners.  Average net income per Limited Partner interest is $.69 on
7,500,099 Limited Partner interests outstanding.

